Exhibit 99.1

bioAffinity Technologies Reports Third Quarter 2025 Financial Results

Company achieves 86% increase in CyPath® Lung testing revenue, strengthens balance sheet

SAN ANTONIO, Texas – November 14, 2025 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on providing noninvasive, accurate detection of early-stage lung cancer and other lung diseases, today reported financial results for the three months ended September 30, 2025.

Key Highlights

●	CyPath® Lung revenues increased 86% year over year for the first nine months of 2025, driven by higher test volumes and growing clinical adoption, including the Veterans Administration (VA).
●	Sales of CyPath® Lung reached a record high in the third quarter of 2025, representing a 92% increase over the previous quarter. The increase reflects growing adoption by VA hospitals and market expansion in the mid-Atlantic region.
●	In the first nine months of 2025, the number of CyPath® Lung tests processed increased by 97% over the same period in 2024.
●	Total revenues decreased from $2.4 million to $1.5 million for the three months ended September 30, 2025, as a result of the Company’s strategic decision to discontinue unprofitable pathology services and reallocate resources to the commercialization of CyPath® Lung.
●	Raised approximately $10.4 million in gross proceeds from equity transactions to fund ongoing operations and growth initiatives.
●	Released details of four patient case studies in which CyPath® Lung was the critical factor in clinical decision making, including patients whose lung cancer was detected at Stage 1A.
●	Appointed Roberto Rios, CPA, and John J. Oppenheimer, M.D., to the Board of Directors. Mr. Rios brings executive leadership in corporate finance. Dr. Oppenheimer is a recognized leader in the diagnosis and treatment of asthma and COPD and also serves as an advisor to pharmaceutical companies focused on lung health.
●	Regained full Nasdaq Capital Market compliance for continued listing of the Company’s common stock (BIAF) and warrants (BIAFW), subject to a mandatory panel monitor for a period of one year.
●	Expanded patent portfolio with a new U.S. patent protecting the diagnostic algorithm and test method used to detect lung cancer.

Management Commentary

“In the third quarter of 2025, our primary focus was on driving the adoption of CyPath® Lung while maintaining fiscal discipline,” said Maria Zannes, President and Chief Executive Officer of bioAffinity Technologies. “The strong increase in CyPath® Lung testing revenue reflects growing confidence among physicians who are recognizing our test’s ability to detect early-stage lung cancer when it is most treatable. The continued publication of case studies in which patients have benefited from Stage 1A lung cancer detection and others have been spared unnecessary and costly biopsies is particularly impactful.

“Our marketing program to the VA is showing results in terms of both sales and interest in participating in our upcoming longitudinal study. Our work with the VA is especially meaningful since we know veterans are at higher risk for lung cancer due to environmental and occupational exposures during their service. Now VA clinicians have access to a powerful tool to detect lung cancer early when treatment can save lives.

“We raised approximately $10.4 million in gross proceeds from equity transactions in the third quarter to fund ongoing operations. We are also seeing the results of our targeted strategic actions announced in March to streamline laboratory operations and reduce costs by discontinuing certain unprofitable pathology services at our wholly owned laboratory. This has allowed us to focus additional resources on our flagship diagnostic, CyPath® Lung.

“We expanded our intellectual property portfolio for the second quarter in a row with an important U.S. patent that protects our proprietary algorithm which results in CyPath® Lung’s superior test performance of 92% sensitivity and 87% specificity for patients with small pulmonary nodules.

“And we were delighted to welcome two new members to our board. Mr. Rios’ business and financial expertise combined with Dr. Oppenheimer’s clinical and strategic leadership will be invaluable as we increase sales of CyPath® Lung, develop companion diagnostics for asthma and COPD, and continue to build shareholder value,” Ms. Zannes said.

Financial Results

For the quarter ended September 30, 2025, bioAffinity reported total revenue of $1.5 million, compared to $2.4 million for the same period in 2024. The decrease was primarily attributable to the Company’s strategic decision to discontinue unprofitable pathology services and reallocate resources to the commercialization of CyPath® Lung. CyPath® Lung testing revenue for the quarter ended September 30, 2025, increased approximately 122% year over year, reflecting growth in physician adoption and an increase in total test results delivered.

Operating expenses for the third quarter of 2025 were $3.7 million, down 16% from $4.3 million in the third quarter of 2024. The decrease was primarily due to lower direct costs related to laboratory operations, partially offset by increased research and development expenses and clinical development spending in advance of the Company’s longitudinal study.

●	Direct costs and expenses were $0.9 million, a 38% decrease from the prior-year period, driven by cost-saving initiatives implemented in March 2025.
●	Research and development expenses increased 20% year-over-year to $330,000, primarily due to expenditures for lab supplies, preclinical studies and compensation costs.
●	Clinical development expenses increased to $143,000, up from $94,000 in Q3 2024, due to higher professional fees.
●	Selling, general and administrative expenses decreased 7% to $2.2 million, primarily due to strategic actions to reduce costs and streamline operations at Precision Pathology Services Laboratory (PPLS).
●	Depreciation and amortization expense declined 25% year-over-year to $113,000.

Net loss for the three months ended September 30, 2025, was $5.1 million, or $4.74 per share, compared with a net loss of $2.0 million, or $4.84 per share, for the third quarter of 2024. The increase in net loss was primarily driven by expense recorded for the change in fair value of warrants issued by the company.

Cash and cash equivalents as of September 30, 2025, were $7.7 million, compared with $1.1 million as of December 31, 2024. bioAffinity Technologies raised aggregate gross proceeds of $10.4 million from equity transactions in the third quarter.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, clinical adoption of CyPath® Lung, strategic actions reducing costs while expanding sales focus on high-margin diagnostics like CyPath® Lung; international patents expanding CyPath® Lung’s global commercialization potential; the targeted actions accelerating the commercial growth of CyPath® Lung; patient case studies continuing to underscore the diagnostic power of CyPath® Lung in real-world settings; expanding access to CyPath® Lung for patients at risk of lung cancer; and advancing new diagnostics for diseases like COPD and asthma; and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

bioAffinity Technologies, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,669,195	$1,105,291
Accounts and other receivables, net	448,990	1,139,204
Inventory	35,234	27,608
Prepaid expenses and other current assets	460,187	422,995
Total current assets	8,613,606	2,695,098

Non-current assets:
Property and equipment, net	303,122	375,385
Operating lease right-of-use asset, net	367,398	463,011
Finance lease right-of-use asset, net	113,553	780,872
Goodwill	1,404,486	1,404,486
Intangible assets, net	731,389	775,139
Other assets	12,815	19,676

Total assets	$11,546,369	$6,513,667

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$940,761	$987,311
Accrued expenses	984,547	1,398,722
Unearned revenue	37,915	24,404
Operating lease liability, current portion	136,197	127,498
Finance lease liability, current portion	123,757	395,301
Notes payable, current portion	136,396	171,669
Total current liabilities	2,359,573	3,104,905

Non-current liabilities:
Operating lease liability, net of current portion	238,942	342,098
Finance lease liability, net of current portion	1,998	444,448
Notes payable, net of current portion	43,658	20,180

Total liabilities	2,644,171	3,911,631

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 700 and 0 shares issued and outstanding at September 30, 2025, and December 31, 2024, respectively	1	—
Common Stock, par value $0.007 per share; 350,000,000 shares authorized; 3,466,260 and 507,520 issued and outstanding at September 30, 2025, and December 31, 2024, respectively(1)	24,264	3,553
Additional paid-in capital(1)	74,294,531	56,242,793
Accumulated deficit	(65,416,598)	(53,644,310)

Total stockholders’ equity	8,902,198	2,602,036

Total liabilities and stockholders’ equity	$11,546,369	$6,513,667

(1)	The values of Common Stock and paid-in capital, as well as the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s 1-for-30 reverse stock split.

bioAffinity Technologies, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net revenue	$1,446,066	$2,350,386	$4,569,146	$7,154,429

Operating expenses:
Direct costs and expenses	942,211	1,440,158	3,326,673	4,421,309
Research and development	330,589	274,497	1,009,347	1,070,569
Clinical development	143,311	93,705	410,943	194,127
Selling, general and administrative	2,209,441	2,364,592	6,876,551	7,023,311
Depreciation and amortization	113,360	151,298	381,177	452,005

Total operating expenses	3,738,912	4,324,250	12,004,691	13,161,321

Loss from operations	(2,292,846)	(1,973,864)	(7,435,545)	(6,006,892)

Other income (expense):
Interest income	1,088	2,228	3,655	13,541
Interest expense	(5,358)	(21,631)	(31,303)	(67,430)
Other income	513	9,683	38,568	9,683
Other expense	(3,839)	(14,697)	(496,524)	(10,186)
Change in fair value of warrants issued	(2,747,460)	—	(3,810,278)	—

Total other income (expense), net	(2,755,056)	(24,417)	(4,295,882)	(54,392)

Net loss before provision for income tax expense	(5,047,902)	(1,998,281)	(11,731,427)	(6,061,284)

Provision for income tax expense	3,182	2,559	40,861	11,650

Net loss	$(5,051,084)	$(2,000,840)	$(11,772,288)	$(6,072,934)

Net loss per common share, basic and diluted(2)	$(4.74)	$(4.84)	$(7.55)	$(16.22)

Weighted average common shares outstanding(2)	1,066,350	412,936	804,604	374,445

(2)	The values of Common Stock and paid-in capital, as well as the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s 1-for-30 reverse stock split.

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